Exhibit 3.1

GLADSTONE COMMERCIAL CORPORATION
AMENDED AND RESTATED ARTICLES SUPPLEMENTARY
ESTABLISHING AND FIXING THE RIGHTS AND
PREFERENCES OF SENIOR COMMON STOCK

Gladstone Commercial Corporation, a corporation organized and existing under the laws of the State of Maryland (the “Company”), certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board”) by Article VII of the Articles of Amendment and Restatement to Articles of Incorporation (the “Charter”) of the Company and Section 2-105 of the Maryland General Corporation Law (“MGCL”), the Board of Directors of the Company, by resolutions duly adopted on June 4, 2010, has approved the Amendment and Restatement in their entirety of the Articles Supplementary establishing and fixing the rights and preferences of senior common stock, par value $0.001 per share (the “Senior Common Stock”), of the Company to change the formula for calculating the ratio at which the Senior Common Stock is, in accordance with its terms, exchangeable for shares of common stock, par value $0.001 per share, of the Company.

SECOND: The Board has adopted resolutions classifying and designating the Senior Common Stock as a separate class of common stock of the Company, setting forth the preferences, conversions and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and other terms and conditions of such Senior Common Stock, establishing 4,000,000 as the number of shares to be so classified and designated, and authorizing the issuance of up to 4,000,000 shares of Senior Common Stock.

THIRD: The separate class of common stock of the Company the designation and terms of which have been amended by the resolutions duly adopted by the Board and referred to in Articles First and Second of these Amended and Restated Articles Supplementary shall have the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to distributions, qualifications, terms and conditions of redemption and other terms and conditions as follows (and which, upon any restatement of the Charter, may be made a part of Article VII thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof):

1. Designation and Number. A class of common stock, designated “Senior Common Stock,” is hereby established. The number of shares of Senior Common Stock shall be 4,000,000.

2. Rank. The Senior Common Stock, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, will: (i) rank senior to the pre-existing class of common stock of the Company (“Common Stock”) with respect to payment of distributions and be pari passu with the Common Stock with respect to distribution of amounts upon liquidation, dissolution or winding up as a result of the automatic conversion feature set forth in Section 6 below; (ii) rank junior to all classes and series of preferred stock of the Company now or hereafter existing (“Preferred Stock”), including without limitation the 7.75% Series A Cumulative Redeemable Preferred Stock and 7.5% Series B Cumulative Redeemable Preferred Stock, with respect to payment of distributions and distribution of amounts upon liquidation, dissolution or winding up; and (iii) rank junior to all existing and future indebtedness of the Company.

3. Distributions.

(a) The Senior Common Stock will be entitled to receive, subject to the preferential rights of the Preferred Stock, when and as declared by the Board, out of funds legally available for payment of distributions, cash distributions in an amount equal to $1.05 per share per annum, declared daily and paid at the rate of $0.0875 per share per month. Distributions will be cumulative from the date of issue of the shares, and will be payable monthly on or about the fifth (5th) business day of the month following the month in which such distributions are earned.

(b) No distributions on shares of Senior Common Stock shall be authorized by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, distributions on the Senior Common Stock will accumulate whether or not the Company has earnings, whether or not restrictions exist in respect thereof, whether there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accumulated but unpaid distributions on the Senior Common Stock will not bear interest and holders of the Senior Common Stock will not be entitled to any distributions in excess of full cumulative distributions described above. No distributions will be declared or paid or set apart for payment on the Common Stock or any other series or equity class of securities ranking junior to the Senior Common Stock (other than a distribution in shares of Common Stock or in shares of any other class of stock ranking junior to the Senior Common Stock as to distributions and upon liquidation) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Senior Common Stock for all past distribution periods and the then current distribution period.

(d) If, for any taxable year, the Company elects to designate as a “capital gain distribution” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”), any portion (the “Capital Gains Amount”) of the distributions paid or made available for the year to holders of any class or series of stock of the Company, the portion of the Capital Gains Amount that shall be allocable to holders of the Senior Common Stock shall be the amount that the total distributions (as determined for federal income tax purposes) paid or made available to the holders of the Senior Common Stock for the year bears to the aggregate amount of distributions (as determined for federal income tax purposes) paid or made available to the holders of all classes or series of stock of the Company for such year.

4. Optional Redemption. In order to ensure that the Company will continue to meet the requirements for qualification as a real estate investment trust (“REIT”), the Senior Common Stock will be subject to provisions in the Company’s Charter pursuant to which shares of capital stock of the Company owned by a stockholder in excess of 9.8% in value of the outstanding shares of capital stock of the Company (the “Ownership Limit”) will be deemed “Excess Shares,” and the Company shall have the right to purchase such Excess Shares from the holder. After the fifth anniversary of the end of the Offering Period (as defined below), the Company, at its sole option upon not less than 30 nor more 60 days’ written notice, may call for redemption shares of the Senior Common Stock, in whole or in part, at any time and from time to time, for cash at a redemption price of $15.30 per share, plus all accumulated and unpaid distributions thereon to the date fixed for redemption. Holders of Senior Common Stock that are redeemed shall surrender such Senior Common Stock at the place designated in such notice and upon such surrender shall be entitled to the redemption price and any accumulated and unpaid distributions payable upon such redemption. If less than all of the outstanding Senior Common Stock is to be redeemed, shares of Senior Common Stock shall be selected pro rata for redemption or by any other equitable method determined by the Company. After redemption, all shares of Senior Common Stock previously outstanding shall be unclassified and shall constitute authorized and unissued shares of the Company’s common stock that may be designated by the Company’s Board of Directors pursuant to Article VII of the Company’s Charter, as further amended.

5. Exchange Option. Holders of Senior Common Stock shall have the right, but not the obligation, after the fifth anniversary of the date of issuance of the shares of Senior Common Stock proposed to be exchanged, to exchange any or all of such shares of Senior Common Stock for Common Stock, at an exchange ratio (the “Exchange Ratio”) calculated by dividing $15.00 by the greater of (i) the Closing Trading Price of the Common Stock on the date on which such shares of Senior Common Stock were originally issued, (ii) the Book Value Per Share of the Common Stock as determined as of the date on which such shares of Senior Common Stock were originally issued, and (iii) $13.68. Solely for the purpose of determining when such shares become exchangeable in accordance with this Section 5 (and not for purposes of determining the Exchange Ratio with respect thereto or for any other purpose), shares of Senior Common Stock purchased by a holder on dates subsequent to such holder’s initial purchase of Senior Common Stock (excluding shares issued pursuant to such holder’s participation in the Company’s distribution reinvestment plan, if any) will be deemed to have been issued on their respective issuance dates and, accordingly, the five-year holding periods for such shares will commence from their respective issuance dates. Solely for the purpose of determining when such shares become exchangeable in accordance with this Section 5 (and not for purposes of determining the Exchange Ratio with respect thereto or for any other purpose) any shares issued pursuant to the Company’s distribution reinvestment plan will be deemed to have been issued, and the five-year holding periods for such shares will be deemed to commence, on the date of issuance of the shares of Senior Common Stock purchased by the holder to which the shares issued pursuant to the Company’s distribution reinvestment plan relate. All accumulated and unpaid distributions on the Senior Common Stock shall be paid to the holder through the date of exchange. For purposes of this Section 5 (and elsewhere in these Articles Supplementary):

(a) “Book Value Per Share” means, as of a given date, the Common Stockholders’ Equity (as reflected in the Company’s most recent public filing with the U.S. Securities and Exchange Commission (the “SEC”)) divided by the number of outstanding shares of Common Stock as of the same date.

(b) “Closing Trading Price” means, on any date of determination, (i) the most recently reported closing price per share of the Common Stock as of such date on the NASDAQ Stock Market, or (ii) if, as of such date, the Common Stock is not traded on the NASDAQ Stock Market, the most recently reported closing price per share of the Common Stock on the primary stock exchange on which the Common Stock is then listed for trading, or (iii) if, as of such date, the Common Stock is not listed for trading on any stock exchange, the closing bid price for the Common Stock on the Over-the-Counter Bulletin Board, or (iv) if neither (i), (ii) nor (iii) apply as of such date, but if the Common Stock is then quoted in an over-the-counter market or on the Pink Sheets, the last reported bid price thereof on such date, or (v) if there is no longer any public market for the Common Stock as of such date, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company.

(c) “Common Stockholders’ Equity” means, as of a given date, the total stockholders’ equity reflected on the Company’s most recently dated consolidated balance sheet set forth in the Company’s most recent public filing with the SEC, minus the aggregate redemption value of all outstanding shares of Preferred Stock and Senior Common Stock as of such date.

(d) “Offering Period” means the period commencing on December 22, 2009 and terminating on the earlier of (a) December 22, 2011, unless earlier terminated or extended by the Board of Directors of the Company, or (b) the date on which $50 million of Senior Common Stock is sold (excluding the issuance of shares of Senior Common Stock pursuant to the reinvestment of distributions which otherwise would have been paid pursuant to Section 3 hereof through the distribution reinvestment plan of the Company).

6. Automatic Conversion. Each share of Senior Common Stock shall be converted into Common Stock in accordance with the Exchange Ratio automatically upon any of the following events: (a) an acquisition of the Company by another company by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of voting securities of the Company outstanding immediately prior to such transaction continue to retain at least 50% of the total voting power represented by voting securities of the Company or those of such other surviving entity outstanding immediately after such transaction or series of transaction; (b) a sale of all or substantially all of the assets of the Company; or (c) a liquidation, dissolution or winding up of the Company. All accumulated and unpaid distributions on the Senior Common Stock shall be paid to the holder through the date of conversion.

7. Voting Rights. Holders of the Senior Common Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law. So long as any shares of Senior Common Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of a least a majority of the shares of the Senior Common Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately by class), amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Senior Common Stock or the holders thereof.

8. Anti-Dilution. If the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other company by reason of any reclassification, recapitalization, share split up, combination of shares, or share distribution, appropriate adjustment will be made to the number of shares and relative terms of the Senior Common Stock.

9. Liquidation Preference. The Senior Common Stock has no liquidation preference.

10. Maturity. The Senior Common Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

11. No Preemptive Rights. No holder of the Senior Common Stock of the Company shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Company or any other security of the Company which it may issue or sell.

FOURTH: The Senior Common Stock has been classified and designated by the Board under the authority contained in the Charter.

FIFTH: These Amended and Restated Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SEVENTH: The undersigned President of the Company acknowledges these Amended and Restated Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Amended and Restated Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Assistant Secretary on this 8th day of June, 2010.

GLADSTONE COMMERCIAL CORPORATION

By:

David Gladstone, Chief Executive Officer

[SEAL]

ATTEST:

George Stelljes III, Assistant Secretary